Mark Hounsell

General Counsel, Chief Compliance

 Officer and Corporate Secretary

Tel: (514) 734-5779

Fax (514) 340-5530

mark.hounsell@cae.com

August 10, 2017

To:                          Alberta Securities Commission

                British Columbia Securities Commission

                                Manitoba Securities Commission

                Office of the Administrator, New Brunswick

                Securities Commission of Newfoundland and Labrador

                Ontario Securities Commission

                Nova Scotia Securities Commission

                Registrar of Securities, Prince Edward Island

                Autorité des marchés financiers

                Saskatchewan Securities Commission

Re:                          CAE Inc.

Report of Voting Results pursuant to Section 11.3 of National Instrument

51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the Annual Meeting of shareholders of CAE Inc. (the “Corporation”) held on August 10, 2017 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

	Items Voted Upon	Voting Results
1.	Election of Directors	• The ten (10) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto.
2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors

•         PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors pursuant to a vote conducted by ballot. 173,348,828 (91.79%) of the votes received on this matter were voted FOR the appointment and 15,513,523 (8.21%) of the votes were WITHHELD.

3.	Advisory (non-binding) resolution on Executive Compensation

•         The Advisory (non-binding) Resolution was approved pursuant to a vote conducted by ballot 172,563,964 (92.57%) of the votes received on this matter were voted FOR the appointment and 13,848,448 (7.43%) of the votes were cast AGAINST.

4.	Shareholders' Proposal set forth in Appendix B of the Management Proxy Circular date June 14, 2017

•         The Resolution was not approved pursuant to a vote conducted by ballot 185,608,061 (99.57%) of the votes received on this matter were voted AGAINST the Resolution and 804,669 (0.43%)  of the votes were cast FOR.

The total votes received at the Meeting, being 188,862,771 represents 70.19 % of the 269,062,788 issued and outstanding Common Shares of the Corporation as of the Record Date.

Sincerely,

/s/ Mark Hounsell

Encl.

cc:  U.S. Securities and Exchange Commission

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6

SCHEDULE “A”

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes Withheld	Withheld (%)
Margaret S. Billson	185,147,400	99.34	1,237,727	0.66
Michael M. Fortier	185,156,342	99.34	1,288,785	0.66
James F. Hankinson	169,588,238	90.99	16,769,889	9.01
Alan N. MacGibbon	183,700,619	98.56	2,684,508	1.44
John P. Manley	184,774,296	99.14	1,610,831	0.86
François Olivier	184,603,664	99.04	1,781,463	0.96
Marc Parent	185,154,422	99.34	1,230,705	0.66
Peter J. Schoomaker	185,125,237	99.32	1,259,090	0.68
Andrew J. Stevens	185,132,615	99.33	1,252,512	0.67
Katharine B. Stevenson	184,077,744	98.76	2,307,383	1.24